Exhibit 99.2

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following analysis should be read in conjunction with the Consolidated Financial Statements and the notes thereto appearing elsewhere in this report.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Regarding Forward-Looking Information.

This report contains forward-looking statements, which provide our current expectations or forecasts of future events. These forward-looking statements may be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this report and include, without limitation:

•

information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth, liquidity, prospects, strategies and the industry in which the Company and its affiliates operate, as well as the integration of recent acquisition and the effect of such acquisitions on the Company;

•	statements about the level of our costs and operating expenses relative to the Company revenues, and about the expected composition of the Company’s revenues;

•	statements about integration of the Company acquisitions;

•	information about the impact of Polish regulations on the Company’s business;

•	statements about local and global credit markets, currency exchange rates and economic conditions;

•	other statements about the Company’s plans, objectives, expectations and intentions; and

•	other statements that are not historical facts.

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, the development of the industry in which we operate, and the effects of acquisitions on us may differ materially from those anticipated in or suggested by the forward-looking statements contained in this report. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods.

We urge you to read and carefully consider the items of the other reports that we have filed with or furnished to the SEC for a more complete discussion of the factors and risks that could affect our future performance and the industry in which we operate, including the risk factors described elsewhere in this Annual Report on Form 10-K. In light of these risks, uncertainties and assumptions, the forward-looking events described in this report may not occur as described, or at all.

You should not unduly rely on these forward-looking statements, because they reflect our judgment only as of the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this report, or to reflect on the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this report.

The following discussion and analysis provides information which management believes is relevant to the reader’s assessment and understanding of the Company’s results of operations and financial condition and should be read in conjunction with the Consolidated Financial Statements and the notes thereto found elsewhere in this report.

Overview

We believe that the Company’s 2008 fiscal year should be viewed in two distinct halves. In the first half of the year, the Company accomplished the goals set out for the year, which was expansion into the vodka and spirits sector in Russia. We initiated our entry into the Russian spirit market through our strategic acquisition of the Parliament Group in March 2008 and our acquisitions of ownership positions in the Whitehall Group in May 2008 and the Russian Alcohol Group in July 2008. These acquisitions have expanded our geographical reach into Russia, making us the leading producer of vodka in Russia as well as Poland.

We are now Central and Eastern Europe’s largest integrated spirit beverages business with our primary operations in Poland, Hungary and, as of 2008, Russia. In 2008, the companies in our group produced and sold approximately 30.1 million nine-liter cases of vodka, primarily in Poland, Russia and Hungary, making us the region’s largest vodka producer by value and volume.

In Poland, the business environment for us was positive in the first half of 2008 as spirit pricing continued to go down, our exclusive import brands were growing favorably and the overall alcohol market was expected to continue to grow. Our Bols brand grew by 12% over 2007 results and our Soplica brand grew by 14% over 2007 results as the overall Polish vodka market grew by approximately 6%. In Russia, we closed our first acquisition in March acquiring the number one selling sub-premium brand, Parliament. In May, we took a 75% economic interest in the leading importer of premium wine and spirits, Whitehall. And, in June, we acquired a 42% stake in the Russian Alcohol Group, which has the best selling vodka in Russia, Green Mark, and the second best selling sub-premium vodka brand, Zhuravli, among other brands.

The second half of fiscal year 2008 however saw significant changes in the global economic environment, which continue to this day as the world-wide financial crisis began to affect Central and Eastern Europe. During the last months of 2008 and continuing into 2009 there has been a significant depreciation of the Polish zloty and the Russian ruble against the U. S. dollar and the Euro which has had a material impact on our foreign currency translation. In addition, we recognized a material non cash foreign exchange translation loss primarily due to our liabilities under the Senior Secured Notes and the Senior Convertible Notes, denominated in Euro and U.S. Dollars, respectively.

Mitigating the effects of some of these broader negative economic trends, there have been other aspects of our business that have improved through the last half of 2008 and continue to improve thus far in 2009. We have seen spirit pricing continue to be favorable. In Russia, spirit pricing has dropped approximately 20% from December 2008 to January 2009, and in Poland, spirit pricing has continued to drop. Labor costs continue to come down as well as other key cost components including but not limited to petrol costs and materials for packaging.

We have taken certain actions to attempt to lessen any potential fallout from the world wide economic crisis, including re-evaluating our capital expenditure plans, by continuing to consolidate distribution branches in Poland and by starting to reduce headcount both in Poland and Russia. In addition, as discussed below, we were able to renegotiate $240 million of our short term debt with Polish banks which represents a majority of our short term debt. Overall, for the twelve months ending December 31, 2008, we were able to surpass our margin goals by achieving gross margins of over 25% and operating margins of over 12% for the full year, despite the challenges in the second half of the year.

Significant factors affecting our consolidated results of operations

Effect of Acquisitions of Production Subsidiaries

During 2008, we expanded our acquisition strategy outside of Poland and Hungary with our investments into the production and importation of alcoholic beverages in Russia by targeting leading two distilleries with the leading premium and mainstream brands in Russia, Parliament and The Russian Alcohol Group as well as the leading importer the Whitehall Group. The acquisition and integration of these businesses into our operations have had a significant effect on our results of operations.

The Parliament Acquisition

On March 11, 2008, the Company and certain of its affiliates entered into a Share Sale and Purchase Agreement and certain other agreements with White Horse Intervest Limited, a British Virgin Islands Company, and certain of White Horse’s affiliates, relating to the Company’s acquisition from White Horse of 85% of the share capital of Copecresto Enterprises Limited, a Cypriot company. In connection with this acquisition, the Company paid a consideration of approximately $180 million in cash and 2.2 million shares of common stock. On May 2, 2008 the Company delivered the remaining 250,000 shares of the share consideration. There is still $15 million of the cash consideration that is deferred pending the consummation of certain reorganization transactions expected to be completed over the next 3-9 months.

The Whitehall Acquisition

On May 23, 2008, the Company and certain of its affiliates entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests in the Whitehall Group. The Whitehall Group is a leading importer of premium spirits and wines in Russia. The aggregate consideration paid by the Company was $200 million, paid in cash at the closing. In addition, on October 21, 2008 the Company issued 843,524 shares of its common stock to the seller.

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company paid to the seller $5,876,351 in cash, and issued to the seller 2,100,000 shares of its common stock, in settlement of a minimum share price guarantee by the Company. The Company is further obligated to make an additional cash payment of $2,000,000 on March 15, 2009. Deferred payments already due under the original Stock Purchase Agreement are to be paid with €8,050,411 due on June 15, 2009 and €8,303,630 due on September 15, 2009. In consideration for these payments the Company received an additional 375 Class B shares of Whitehall, which represents an increase in the Company’s economic stake from 75% to 80%. Additionally, if, during the 210 day period immediately following the effectiveness of the registration statement the Company is obligated to file to register the shares of Company common stock obtained by the seller in this transaction, the seller sells any of the Company common stock it acquired in the transaction for an average sales price per share, weighted by volume, that is less than $12.03, per share, the Company must pay to the seller the excess, if any, of $12.03 over the volume weighted average sales price per share of the Company’s common stock on the day the sale took place, multiplied by the total number of shares sold. Finally, the Company may be obligated to make an additional cash payment to the seller, ranging from €0 to €1,500,000, based upon whether and to what extent the price of a share of the Company’s common stock exceeds $12.03 during that same 210 day period. If the Company must make any such payment, it will receive in return up to an additional 75 Class B shares, which represents up to an additional 1% economic stake of Whitehall, based on the size of the payment.

The Company has consolidated the Whitehall Group as a business combination as of May 23, 2008, on the basis that the Whitehall Group is a Variable Interest Entity and the Company has been assessed as being the primary beneficiary. Included within the Whitehall Group is a  50/50 joint venture with Möet Henessy. This joint venture is accounted for using the equity method and is recorded on the face of the balance sheet in investments with minority interest initially recorded at fair value on the face of the balance sheet. The current term of the joint venture is until June 2013 at which point Möet Henessy will have the option to acquire the remaining shares of the entity.

The Investment in the Russian Alcohol Group

On July 9, 2008, the Company completed its strategic investment in Russian Alcohol Group and (1) paid $181.5 million for approximately 47.5% of the common equity of a newly formed Cayman Islands company (“Cayco”) which indirectly acquired all of the outstanding equity of Russian Alcohol Group, and (2) purchased $103.5 million in subordinated exchangeable loan notes issued by a subsidiary of Cayco and exchangeable into equity of Cayco. Pursuant to the shareholders’ agreement entered into in connection with this strategic investment, the Company has the right to purchase, and Cayco has the right to require the Company to purchase, all (but not less than all) of the outstanding capital stock of a majority-owned subsidiary of Cayco held by Cayco, which in either case would give the Company indirect control over Russian Alcohol Group. The Company has accounted for its investment in the Russian Alcohol Group utilizing the equity method, thus impact only equity earnings from affiliates on the profit and loss statement.

We are engaged in discussions with Lion Capital to restructure the current agreement regarding the buyout of the remaining 58% stake in the Russian Alcohol Group, the largest spirit producer in Russia. Although the discussions are not final, and remain subject to further legal, accounting and tax analysis, as well as board approval, we are in general agreement with Lion Capital on the main commercial objectives. We expect an agreement would include a fixed price for the remaining 58% interest in the Russian Alcohol Group that we do not own (including the conversion of our $103.5 million plus accrued interest of loan notes) at a valuation that is more reflective of current market conditions and the positive sales performance of the business. Our payments would be spread out over 5 years ending in the year 2013, with smaller payments for 2009 and 2013 and more equal payments from years 2010 to 2012, and we would agree to certain security arrangements to Lion. We would not take control over the Russian Alcohol Group until 2011, though we would receive significantly enhanced minority rights. We would expect to finance the transaction over the 5 years through a combination of cash, debt and equity. We cannot provide any assurances as to whether, or on what terms, we may reach an agreement to restructure our arrangements in respect of the Russian Alcohol Group.

During 2008 and continuing this year, we have been active in integrating the production companies into our group. The acquisition and integration of these businesses into our operations have had a significant effect on our results of operations. As discussed below, these acquisitions have impacted our net sales, cost of goods sold, operating profit and equity earnings from affiliates. In addition, the issuance of our $310 million Senior Convertible Notes related to these acquisitions has increased our financing costs.

Effect of Exchange Rate and Interest Rate Fluctuations

Substantially all of the Company’s operating cash flows and assets are denominated in Polish Zloty, Russian Ruble and Hungarian Forint. This means that the Company is exposed to translation movements both on its balance sheet and income statement. The impact on working capital items is demonstrated on the cash flow statement as the movement in exchange on cash and cash equivalents. The impact on the income statement is by the movement of the average exchange rate used to restate the income statement from Polish Zloty, Russian Ruble and Hungarian Forint to U.S. Dollars. The amounts shown as exchange rate gains or losses on the face of the income statement relate only to realized gains or losses on transactions that are not denominated in Polish Zloty, Russian Ruble or Hungarian Forint.

Because the Company’s reporting currency is the U.S. Dollar, the translation effects of fluctuations in the exchange rate have impacted the Company’s financial condition and results of operations and have affected the comparability of our results between financial periods. For example, the average Zloty/Dollar exchange rate used to create our income statement appreciated by approximately 13%. The actual year end Zloty/Dollar exchange rate used to create our balance sheet depreciated by approximately 22%.

However, as discussed above, recently the Polish Zloty and Russian Ruble have depreciated sharply against the U.S. Dollar. From September 2008 to February 2009, the Polish Zloty depreciated by approximately 50% against the U.S. Dollar, and the Russian Ruble depreciated by approximately 45% against the U.S. Dollar. Should this trend continue, our results of operations may be negatively impacted due to a reduction in revenue in U.S. Dollar terms from the currency translation effects of that depreciation. This may be partially offset by a similar decrease in costs in U.S. Dollar terms. Conversely if the trend reverses our results of operations may be positively impacted due to an increase in revenue in U.S. Dollar terms from the currency translation effects of that appreciation

As a result of the issuance of the Company’s €325 million Senior Secured Notes due 2012 of which €245 million in principal amount is currently outstanding, we are exposed to foreign exchange movements in relation to the Euro. Movements in the EUR-Polish zloty exchange rate will require us to revalue our liability on the Senior Secured Notes accordingly, the impact of which will be reflected in the results of the Company’s operations. Every one percent change in the euro-Polish zloty exchange rate as compared to the exchange rate applicable on December 31, 2008, would result in an unrealized exchange pre-tax gain or loss of approximately $3.5 million per annum. In order to manage the cash flow impact of foreign exchange changes, the Company has entered into certain hedge agreements. As of December 31, 2008, the Company had outstanding a hedge contract for a seven year interest rate swap agreement. The swap agreement exchanges a fixed Euro based coupon of 8%, with a variable Euro based coupon (IRS) based upon the 6 month Euribor rate plus a margin.

Similarly, we are exposed to foreign exchange movements in respect of our $310 million Senior Convertible Notes, the proceeds of which have been on-lent to subsidiaries that have the Polish zloty as the functional currency. Movements in the USD-Polish zloty exchange rate will require us to revalue our liability on the Senior Convertible Notes accordingly, the impact of which will be reflected in the results of the Company’s operations. Every one percent movement in the USD-Polish zloty exchange rate will have an approximate $3.0 million change in the valuation of the liability with the offsetting pre-tax gains or losses recorded in the profit and loss of the Company.

The effect of having debt denominated in currencies other than the Company’s functional currencies (primarily the Company’s Senior Secured Notes and Senior Convertible Notes) is to increase or decrease the value of the Company’s liabilities on that debt in terms of the Company’s functional currencies when those functional currencies depreciate or appreciate in value respectively. As the Polish Zloty and Russian Ruble have fallen in value in recent months, the conversion of these U.S. Dollars or Euro liabilities in the subsidiaries of CEDC that have the Polish Zloty or Russian Ruble as their functional currency will require an increased valuation of that liability in the functional currency. This revaluation impacts the Company’s results of operations through the recognition of unrealized non cash foreign exchange rate gains or losses in our results of operations. In the case of the Senior Secured Notes and Senior Convertible Notes the full principal amount is due in 2012 and 2013 respectively; therefore, final local currency obligations will only be recognized then as a realized gain or loss.

Twelve months ended December 31, 2008 compared to twelve months ended December 31, 2007

A summary of the Company’s operating performance (expressed in thousands except per share amounts) is presented below.

	Twelve months ended December 31,
	2008	2007
Sales	$2,136,570	$1,483,344
Excise taxes	(489,566)	(293,522)
Net Sales	1,647,004	1,189,822
Cost of goods sold	1,224,899	941,060

Gross Profit	422,105	248,762

Operating expenses	223,373	130,677

Operating Income	198,732	118,085

Non operating income / (expense), net
Interest (expense), net	(53,447)	(35,829)
Other financial (expense), net	(132,936)	13,594
Other non operating income / (expense), net	410	(1,770)

Income before taxes, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	12,759	94,080

Income tax (expense)	(11,872)	(15,910)
Equity in net earnings of affiliates	(9,002)	—

Net income / (loss)	$(8,115)	$78,170

Less: Net income / (loss) attributable to noncontrolling interests in subsidiaries	3,680	1,068
Less: Net income / (loss) attributable to redeemable noncontrolling interests in Whitehall Group	6,803	—

Net income /(loss) attributable to CEDC	$(18,598)	$77,102

Net income / (loss) per share of common stock, basic	$(0.42)	$1.93

Net income / (loss) per share of common stock, diluted	$(0.42)	$1.91

Net Sales

Net sales represents total sales net of all customer rebates, excise tax on production and value added tax. Total net sales increased by approximately 38.4%, or $457.2 million, from $1,189.8 million for the twelve months ended December 31, 2007 to $1,647.0 million for the twelve months ended December 31, 2008. This increase in sales is due to the following factors:

Net Sales for twelve months ended December 31, 2007	$1,189,822
Increase from acquisitions	346,826
Existing business sales growth	43,321
Excise tax reduction	(97,089)
Impact of foreign exchange rates	164,124

Net sales for twelve months ended December 31, 2008	$1,647,004

Factors impacting our existing business sales for the twelve months ending December 31, 2008 include the growth of our key vodka brands, with Bols Vodka, our flagship premium vodka, growing by 12% and Soplica by 14% in volume terms as compared to the twelve months ending December 31, 2007. Also impacting our sales growth has been our focus on reducing lower margin SKU’s, primarily beer, and reducing as well the related sales and distribution costs for these products. We plan to continue the streamlining process going into 2009.

As of January 2008, sales of products which we produce at Polmos Bialystok and Bols to certain key accounts were moved from our distribution companies to the producer, Polmos Bialystok and Bols in order to reduce distribution costs. When a sale is reported directly from a producer, excise tax is eliminated from net sales and when a sale is made from a distribution company the sales are recorded gross with excise tax. Therefore the movement of the sales contracts from a distributor to the producer reduces the amount of net sales reported through the elimination of excise tax and also increases gross profit as a percent of sales. The impact of this sales reduction for the twelve months ended December 31, 2008 was $97.1 million.

Based upon average exchange rates for the twelve months ended December 31, 2008 and 2007, the Polish Zloty appreciated by approximately 13%. This resulted in an increase of $164.1 million of sales in U.S. Dollar terms. However, as discussed above, the Polish Zloty and Russian Ruble recently have depreciated sharply against the U.S. Dollar. As the Polish Zloty and Russian Ruble depreciate, sales will decrease in U.S. Dollar terms.

As a result of our recent acquisitions in Russia, we have moved to a segmental approach to our business split by our primary geographic locations of operations, Poland, Russia and Hungary. Included in the sales growth from acquisitions of $346.8 million was $297.9 million of sales related to the newly acquired Russian businesses of Parliament and Whitehall, which is reflected in our Russian Segment in the below table.

	Segment Net Revenues Twelve months ended December 31,
	2008	2007
Segment
Poland	$1,305,629	$1,152,601
Russia	$297,892	—
Hungary	$43,483	$37,221

Total Net Sales	$1,647,004	$1,189,822

Gross Profit

Total gross profit increased by approximately $173.3 million, to $422.1 million for the twelve months ended December 31, 2008, from $248.8 million for the twelve months ended December 31, 2007, reflecting sales growth for the factors noted above in the twelve months ended December 31, 2008. Gross margin increased from 20.9% of net sales for the twelve months ended December 31, 2007 to 25.6% of net sales for the twelve months ended December 31, 2008. Factors impacting our margins include improved sales mix, lower spirit costs, the impact of excise tax as described above as well as the consolidation of Parliament and Whitehall from the first quarter and second quarter of 2008 respectively. Parliament and Whitehall which, as producer and importer, operate on a higher gross profit margin than the Polish business, which is more heavily impacted by lower margin distribution operations. Margins were further improved from lower spirit pricing for the twelve months ended December 31, 2008 as well as the growth of the exclusive import brands.

Operating Expenses

Operating expenses consist of selling, general and administrative, or “S,G&A” expenses, advertising expenses, non-production depreciation and amortization, and provision for bad debt. Total operating expenses increased by approximately 70.9%, or $92.7 million, from $130.7 million for the twelve months ended December 31, 2007 to $223.4 million for the twelve months ended December 31, 2008. Approximately $31.4 million of this increase resulted from the effects of the acquisition of Parliament in March 2008, approximately $24.9 million of this increase resulted from the effects of the acquisition of the Whitehall Group, approximately $5.5 million of this increase resulted from the effects of the acquisition of PHS completed in September 2007 and the remainder of the increase resulted primarily from the growth of the business and the impact of foreign exchange expenses as detailed below.

Operating expenses for twelve months ended December 31, 2007	$130,677
Increase from acquisitions	61,797
Increase from existing business growth	10,322
Impact of foreign exchange rates	20,577

Operating expenses for twelve months ended December 31, 2008	$223,373

The table below sets forth the items of operating expenses.

	Twelve Months Ended December 31,
	2008	2007
	($ in thousands)
S,G&A	$168,584	$106,401
Marketing	43,954	16,937
Depreciation and amortization	10,835	7,339

Total operating expense	$223,373	$130,677

S,G&A increased by approximately 58.5%, or $62.2 million, from $106.4 million for the twelve months ended December 31, 2007 to $168.6 million for the twelve months ended December 31, 2008. Approximately $47.1 million of this increase resulted primarily from the effects of the acquisitions discussed above and the remainder of the increase resulted primarily from the growth of the business and the appreciation of the Polish Zloty against the U.S. Dollar. However, as discussed above, the Polish Zloty and Russian Ruble recently have depreciated sharply against the U.S. Dollar. As the Polish Zloty and Russian Ruble depreciate, S,G&A will decrease in U.S. Dollar terms. As a percent of sales, S,G&A has increased from 8.9% of net sales for the twelve months ended December 31, 2007 to 10.2% of net sales for the twelve months ended December 31, 2008.

Depreciation and amortization increased by approximately 47.9%, or $ 3.5 million, from $7.3 million for the twelve months ended December 31, 2007 to $10.8 million for the twelve months ended December 31, 2008. This increase resulted primarily from our existing business growth and the acquisitions of Parliament and Whitehall.

Operating Income

Total operating income increased by approximately 68.2%, or $80.6 million, from $118.1 million for the twelve months ended December 31, 2007 to $198.7 million for the twelve months ended December 31, 2008. Operating income as a percent of sales increased from 9.9% for the twelve months ended December 31, 2007 to 12.1% for the twelve months ended December 31, 2008. This increase resulted primarily from the factors described under “Net Sales” above. The table below summarizes the segmental split of operating profit.

	Operating Profit Twelve months ended December 31,
	2008	2007
Segment
Poland	$124,920	$116,862
Russia	73,374	—
Hungary	7,641	7,491
Corporate Overhead
General corporate overhead	(3,353)	(4,398)
Option Expense	(3,850)	(1,870)

Total Operating Profit	$198,732	$118,085

Income Tax

Our effective tax rate for the twelve months ending December 31, 2008 was 93.0%, which was driven by a combination of the blended statutory tax rates in the tax jurisdictions in which we operate, as well as a true up of our deferred tax asset. The Company has taken an additional non-cash provisions for tax loss carry forwards in the Carey Agri subsidiary. Due to the level of foreign exchange losses incurred in 2008 as described above, management has determined that a portion of prior period tax losses will not be utilized in the future. As of December 31, 2008, the Company has provided for approximately $7 million, or 50%, of the available tax loss carry forwards in its Carey Agri subsidiary. Effective January 1, 2009, the statutory tax rate in Russia has been reduced from 24% to 20%.

Noncontrolling Interests and Equity in Net Earnings

Noncontrolling interest for the twelve months ending December 31, 2008 relates mainly to minority stakes of 25% in Whitehall Group and 15% in Parliament.

Equity in net earnings for the twelve months ending December 31, 2008 include CEDC’s proportional share of net income from its investments accounted for under the equity method. This includes $8.5 million of income from the investment in the MHWH J.V. and $17.5 million of losses from the investment in the Russian Alcohol Group. Included in the results of the Russian Alcohol Group were non cash foreign exchange losses related to the revaluation of debt instruments denominated in U.S. Dollars.

Non Operating Income and Expenses

Total interest expense increased by approximately 49.2%, or $17.6 million, from $35.8 million for the twelve months ended December 31, 2007 to $53.4 million for the twelve months ended December 31, 2008. This increase resulted from a combination of additional borrowings to finance the purchase of Russian Alcohol Group shares completed in July 2008, the issuance of our Convertible Senior Notes to finance the Parliament acquisition and the Whitehall acquisition and increased interest rates in 2008 as compared to 2007.

The Company recognized $131.0 million of unrealized foreign exchange rate loss in the twelve months ended December 31, 2008, primarily related to the impact of movements in exchange rates on our Senior Secured and Senior Convertible Notes, as these borrowings have been lent down to entities that have the Polish Zloty as the functional currency, as compared to $23.9 million of gains for the twelve months ended December 31, 2007.

Twelve months ended December 31, 2007 compared to twelve months ended December 31, 2006

A summary of the Company’s operating performance (expressed in thousands except per share amounts) is presented below.

	Twelve months ended December 31,
	2007	2006
Sales	$1,483,344	$1,193,248
Excise taxes	(293,522)	(249,140)
Net Sales	1,189,822	944,108
Cost of goods sold	941,060	745,721

Gross Profit	248,762	198,387

Operating expenses	130,677	106,805

Operating Income	118,085	91,582

Non operating income / (expense), net
Interest (expense), net	(35,829)	(31,750)
Other financial (expense), net	13,594	17,212
Other non operating income / (expense), net	(1,770)	1,119

Income before taxes, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	94,080	78,163

Income tax (expense)	(15,910)	(13,986)
Equity in net earnings of affiliates	—	—

Net income / (loss)	$78,170	$64,177

Less: Net income / (loss) attributable to noncontrolling interests in subsidiaries	1,068	8,727
Less: Net income / (loss) attributable to redeemable noncontrolling interests in Whitehall Group

Net income /(loss) attributable to CEDC	$77,102	$55,450

Net income / (loss) per share of common stock, basic	$1.93	$1.55

Net income / (loss) per share of common stock, diluted	$1.91	$1.53

Net Sales

Total net sales increased by approximately 26.0%, or $245.7 million, from $944.1 million for the twelve months ended December 31, 2006 to $1,189.8 million for the twelve months ended December 31, 2007. This increase in sales is due to the following factors:

Net Sales for twelve months ended December 31, 2006	$944,108
Increase from acquisitions	53,910
Existing business sales growth	69,756
Impact of foreign exchange rates	122,048

Net sales for twelve months ended December 31, 2007	$1,189,822

Factors impacting our existing business sales for the twelve months ending December 31, 2007 include the growth of our key vodka brands, with Bols Vodka, our flagship premium vodka, growing by 19% in volume terms and Soplica by 22% in volume terms as compared to the twelve months ending December 31, 2006. In addition to the growth of our own brands, our sales of imports and other third party brands increased due in part to new contracts, including the distribution contract with Orlen, the largest gas station chain in Poland, as well as market share gains taken from other distributors in Poland. Sales of our exclusive import brands grew by 46% in value terms for the twelve months ending December 31, 2007 as compared to the same period in 2006.

Based upon average exchange rates for the twelve months ended December 31, 2007 and 2006, the Polish Zloty appreciated by approximately 10%. This resulted in an increase of $122.0 million of sales in U.S. Dollars.

Gross Profit

Total gross profit increased by approximately 25.4%, or $50.4 million, to $248.8 million for the twelve months ended December 31, 2007, from $198.4 million for the twelve months ended December 31, 2006, reflecting sales growth for the factors noted above in the twelve months ended December 31, 2007. Gross margin remained constant at 21% for the twelve months ended December 31, 2006 and 2007. Factors impacting our margins include the consolidation of PHS from the third quarter of 2007, which operates primarily as a wholesaler with lower margins, as well as higher growth in our distribution business. The impact of both of these items has offset higher margin growth from increased sales of our own brands.

Operating Expenses

Total operating expenses increased by approximately 22.4%, or $23.9 million, from $106.8 million for the twelve months ended December 31, 2006 to $130.7 million for the twelve months ended December 31, 2007. Approximately $3.4 million of this increase resulted primarily from the effects of the acquisition of Bols Hungary in August 2006, $3.0 million resulted from the effects of the acquisition of PHS in July 2007 and the remainder of the increase resulted primarily from the growth of the business and the impact of foreign exchange expenses, as detailed below.

Operating expenses for twelve months ended December 31, 2006	$106,805
Increase from acquisitions	6,599
Increase from existing business growth	3,684
Impact of foreign exchange rates	13,589

Operating expenses for twelve months ended December 31, 2007	$130,677

The table below sets forth the items of operating expenses.

	Twelve Months Ended December 31,
	2007	2006
	($ in thousands)
S,G&A	$106,401	$86,421
Marketing	16,937	14,078
Depreciation and amortization	7,339	6,306

Total operating expense	$130,677	$106,805

S,G&A increased by approximately 23.1%, or $20.0 million, from $86.4 million for the twelve months ended December 31, 2006 to $106.4 million for the twelve months ended December 31, 2007. Approximately $3.1 million of this increase resulted primarily from the effects of the Bols Hungary acquisition in August 2006, $2.9 million resulted from the effects of the PHS acquisition in July 2007 and the remainder of the increase resulted primarily from the growth of the business and the appreciation of the Polish Zloty against the U.S. Dollar. As a percent of sales, S,G&A has decreased from 9.2% of net sales for the twelve months ended December 31, 2006 to 8.9% of net sales for the twelve months ended December 31, 2007, primarily due to improved costs management.

Depreciation and amortization increased by approximately 15.9%, or $1.0 million, from $6.3 million for the twelve months ended December 31, 2006 to $7.3 million for the twelve months ended December 31, 2007. This increase resulted primarily from our existing business growth.

Operating Income

Total operating income increased by approximately 28.9%, or $26.5 million, from $91.6 million for the twelve months ended December 31, 2006 to $118.1 million for the twelve months ended December 31, 2007. This increase resulted primarily from the factors described under “Net Sales” above. Operating margin increased from 9.7% of net sales for the twelve months ended December 31, 2006 to 9.9% of net sales for the twelve months ended December 31, 2007. The increase in operating margin is due primarily to improved costs management.

Non Operating Income and Expenses

Total interest expense increased by approximately 12.6%, or $4.0 million, from $31.8 million for the twelve months ended December 31, 2006 to $35.8 million for the twelve months ended December 31, 2007. This increase resulted from a combination of additional borrowings for the purchase of Polmos Bialystok shares completed in June 2007, increased interest rates in 2007 as compared to 2006, and a strong Euro as compared to the U.S. dollar.

In order to reduce the Company’s overall cost of borrowings, in 2007 the Company completed a redemption of a portion of its Senior Secured Notes. In connection with this redemption, the Company incurred one-off early debt retirement costs of approximately $6.9 million relating to the 8% premium for early debt redemption and $4.9 million of written off financing costs and hedges associated with the retired debt. For detailed information regarding these costs please refer to Note 14 to our consolidated financial statements. In addition, the Company recognized $23.9 million of foreign exchange rate gains related to the impact of movements in exchange rates on our Senior Secured Notes.

Included in other financial income were foreign exchange gains from the revaluation of our Senior Secured Notes of $23.9 million for the twelve months ending December 31, 2007, as discussed above, and $3.3 million for the twelve months ending December 31, 2006. These gains are a result of the revaluation of our Euro Senior Secured Notes to Polish Zloties.

Income Tax

In August 2007, the Company received confirmation from the Polish tax office regarding a change in tax treatment for unrealized gains. As such the Company recognized a one time increase in a deferred tax asset during the period. Partially offsetting this was an increase in the provision for unutilized tax loss carry forwards in Poland, which resulted in a reduction of a deferred tax asset. The net difference was fully recognized in the current year resulting in an effective tax rate of 16.9% for the twelve months ended December 31, 2007 as compared to a historic rate of 18%-19%.

Statement of Liquidity and Capital Resources

During the periods under review, the Company’s primary sources of liquidity were cash flows generated from operations, credit facilities, the equity offerings, the Convertible Senior Notes offering and proceeds from options exercised. The Company’s primary uses of cash were to fund its working capital requirements, service indebtedness, finance capital expenditures and fund acquisitions. The following table sets forth selected information concerning the Company’s consolidated cash flow during the periods indicated.

	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006
	($ in thousands)
Cash flow from operating activities	72,196	23,084	71,691
Cash flow used in investing activities	(667,928)	(159,122)	(41,922)
Cash flow from financing activities	646,210	56,923	60,786

Fiscal year 2008 cash flow

Net cash flow from operating activities

Net cash flow from operating activities represents net cash from operations and interest. Net cash provided by operating activities for the twelve months ended December 31, 2008 was $72.2 million as compared to $23.1 million for the twelve months ended December 31, 2007. The primary drivers for the change were overall growth in the business and improved working capital management. Working capital movements utilized $64.0 million of cash outflows for the twelve months ended December 31, 2008 as compared to $72.1 million of cash outflows for the twelve months ended December 31, 2007. Also included in working capital movements was a significant utilization of cash flow from the Parliament entities acquired in Russia which were newly formed legal entities with no receivables, inventory and accounts payable balances as of acquisition date. Therefore approximately $27 million was funded into the business during the 12 months ending December 31, 2008 in order to build up a normalized working capital base. Adding back the funding provided to the Parliament Group of $27 million, our adjusted cash flow from operations would have been $99.2 million. Additionally the company acquired 75% of the economic interest in the Whitehall Group in May 2008. Furthermore the first quarter of the year traditionally is the highest cash flow generation period and the last quarter traditionally is the highest cash utilization period. Therefore, in 2008 the Company experienced the higher cash utilization in the fourth quarter in connection with its Russian acquisitions, but not the higher cash generation in the first quarter.

Net cash flow used in investing activities

Net cash flows used in investing activities represent net cash used to acquire subsidiaries and fixed assets as well as proceeds from sales of fixed assets. Net cash used in investing activities for the twelve months ended December 31, 2008 was $667.9 million as compared to $159.1 million for the twelve months ended December 31, 2007. The primary cash outflows from investing activities for the twelve months ended December 31, 2008 were the cash consideration and expenses related to the Parliament, Whitehall and Russian Alcohol Group acquisitions and the acquisition of $103.5 million in subordinated exchangeable notes in connection with the investment in Russian Alcohol Group.

Net cash flow from financing activities

Net cash flow from financing activities represents cash used for servicing indebtedness, borrowings under credit facilities and cash inflows from private placements and exercise of options. Net cash provided by financing activities was $646.2 million for the twelve months ended December 31, 2008 as compared to $56.9 million for the twelve months ended December 31, 2007. The primary source of cash from financing activities was the Company’s offering of $310 million of Convertible Secured Notes to fund the Parliament and Whitehall acquisition, which resulted in net proceeds of $304.4 million, and the proceeds from the common equity offering of $233.8 million, which were used to fund the investment in the Russian Alcohol Group, completed in July 2008.

Fiscal year 2007 cash flow

Net cash flow from operating activities

Net cash flow from operating activities represents net cash from operations, servicing of finance and taxation. Net cash provided by operating activities for the twelve months ended December 31, 2007 was $23.1 million as compared to $71.7 million for the twelve months ended December 31, 2006. The primary drivers impacting the movements in working capital were related to the timing of payments for excise tax, as discussed below, as well as the overall growth of our business. Included in the working capital movements is an increase in other accrued liabilities and payables of $16.3 million in 2007 as compared to a $14.6 million decrease in 2006 reflecting the impact of timing of excise payments. Due to the timing of production, a greater amount of excise tax was paid in December in 2007 as compared to December 2006 which resulted in a $31 million swing in the other accrued liabilities and payables line. In order to drive sales, more products were released into the market in November 2007 requiring excise tax payments in December 2007 as compared to the prior year sales where a greater portion of excise tax was paid in January 2007. Other working capital items grew in line with business growth in 2007. However in 2006 the Company benefited from a one time cash inflow when the trade terms with wholesalers were changed, requiring either cash on delivery payments or a bank guarantee at the end of 2005. Thus, cash outflows from accounts receivables were $7.6 million for the twelve months ended December 31, 2006 as compared to $38.8 million for the twelve months ended December 31, 2007.

Net cash flow used in investing activities

Net cash flows used in investing activities represents net cash used to acquire subsidiaries and fixed assets as well as proceeds from sales of fixed assets. Net cash used in investing activities for the twelve months ended December 31, 2007 was $159.1 million as compared to $41.9 million for the twelve months ended December 31, 2006. The primary expenditures in 2007 were the additional purchase of shares in Polmos Bialystok for $132.8 million, and investment in the new rectification facilities for $16 million. Included in cash flows from investing activities are net cash inflows of $5.0 million from the final purchase price adjustment from our Botapol acquisition completed in 2005.

Net cash flow from financing activities

Net cash flow from financing activities represents cash used for servicing indebtedness, borrowings under credit facilities and cash inflows from private placements and exercise of options. Net cash provided by financing activities was $56.9 million for the twelve months ended December 31, 2007 as compared to $60.8 million for the twelve months ended December 31, 2006. In January and March of 2007, the Company completed redemption of 20% of its outstanding Senior Secured Notes for a total of €65.0 million which was financed by equity offerings completed in December 2006 and February 2007. In order to finance the acquisition of the additional share of Polmos Bialystok as noted above, the Company drew down $123 million of funds from a new credit facility during 2007.

The Company’s Future Liquidity and Capital Resources

Financing Arrangements

Bank Facilities

As of December 31, 2008, $13.0 million remained available under the Company’s overdraft facilities. These overdraft facilities are renewed on an annual basis. As of December 31, 2008, the Company had utilized approximately $81.1 million of a multipurpose credit line agreement in connection with the 2007 tender offer in Poland to purchase the remaining outstanding shares of Polmos Bialystok S.A. The Company’s obligations under the credit line agreement are guaranteed through promissory notes by certain subsidiaries of the Company. The indebtedness under the credit line agreement matures on March 31, 2009, however a new credit agreement, with substantially the same terms and conditions of the existing credit facility, was signed on February 24, 2009 extending the facility to February 24, 2011. The Company also has received a firm bank commitment to roll over the short term working capital facility of approximately $32.4 million due March 31, 2009 to March 31, 2010.

On April 24, 2008, the Company signed a credit agreement with Bank Zachodni WBK SA in Poland to provide up to $50 million of financing to be used to finance a portion of the Parliament and Whitehall acquisition, as well as general working capital needs of the Company. The agreement provides for a $30 million five year amortizing term facility and a one year $20 million short term facility with annual renewal.

On July 2, 2008, the Company entered into a Facility Agreement with Bank Handlowy w Warszawie S.A., which provided for a term loan facility of $40 million. The term loan matures on July 4, 2011 and is guaranteed by CEDC, Carey Agri and certain other subsidiaries of the Company and is secured by all of the shares of capital stock of Carey Agri and subsequently will be further secured by shares of capital stock in certain other subsidiaries of CEDC.

Senior Secured Notes

In connection with the Bols and Polmos Bialystok acquisitions, on July 25, 2005 the Company completed the issuance of € 325 million 8% Senior Secured Notes due 2012. Interest is due semi-annually on the 25th of January and July, and the Senior Secured Notes are guaranteed on a senior basis by certain of the Company’s subsidiaries. The Indenture governing our Senior Secured Notes contains certain restrictive covenants, including covenants limiting the Company’s ability to: make certain payments, including dividends or other distributions, with respect to the share capital of the parent or its subsidiaries; incur or guarantee additional indebtedness or issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business.

During the twelve months ending December 31, 2008, the Company purchased on the open market and retired € 14.6 million of outstanding Senior Secured Notes.

As of December 31, 2008 and December 31, 2007, the Company had accrued interest of $12.0 million and $15.8 million respectively related to the Senior Secured Notes, with the next coupon due for payment on January 25, 2009. Total obligations under the Senior Secured Notes are shown net of deferred finance costs, amortized over the life of the borrowings using the effective interest rate method and fair value adjustments from the application of hedge accounting.

Senior Convertible Notes

On March 7, 2008, the Company completed the issuance of $310 million aggregate principal amount of 3% Convertible Senior Notes due 2013. Interest is due semi-annually on the 15th of March and September, beginning on September 15, 2008. The Convertible Senior Notes are convertible in certain circumstances into cash and, if applicable, shares of our common stock, based on an initial conversion rate of 14.7113 shares per $1,000 principle amount, subject to certain adjustments. Upon conversion of the notes, the Company will deliver cash up to the aggregate principle amount of the notes to be converted and, at the election of the Company, cash and/or shares of common stock in respect to the remainder, if any, of the conversion obligation. The proceeds from the Convertible Notes were used to fund the cash portions of the acquisition of Copecresto Enterprises Limited and Whitehall. As of December 31, 2008 the Company had accrued interest included in other accrued liabilities of $2.7 million related to the Convertible Senior Notes, with the next coupon due for payment on March 15, 2009. Total obligations under the Convertible Senior Notes are shown net of deferred finance costs, amortized over the life of the borrowings using the effective interest rate method.

Effective January 1, 2009, we adopted FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 is effective for our $310 million Convertible Notes and requires retrospective application for all periods presented. The FSP requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument. FSP APB 14-1 also requires an accretion of the resultant debt discount over the expected life of the Convertible Notes. For additional information, see Note 2.- Basis of Presentation.

Equity Offerings

On March 11, 2008, the Company and certain of its affiliates entered into a Share Sale and Purchase Agreement and certain other agreements with White Horse Intervest Limited, a British Virgin Islands Company, and certain of White Horse’s affiliates, relating to the Company’s acquisition from White Horse of 85% of the share capital of Copecresto Enterprises Limited, a Cypriot company, owner of the Parliament group. In connection with this acquisition, the Company paid a consideration of approximately $180 million in cash and 2.2 million shares of common stock. According to the agreement the shares are to remain locked up and can not be sold for a period of one year from closing, subject to certain limited exceptions.

On May 23, 2008, the Company and certain of its affiliates entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests in the Whitehall Group. The Whitehall Group is a leading importer of premium spirits and wines in Russia. The aggregate consideration paid by the Company was $200 million, paid in cash at the closing. In addition, on October 21, 2008 the Company issued to the Seller 843,524 shares of its common stock, par value $0.01 per share.

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company paid to the seller $5,876,351 in cash, and issued to the seller 2,100,000 shares of its common stock, in settlement of a minimum share price guarantee by the Company. The Company is further obligated to make an additional cash payment of $2,000,000 on March 15, 2009. Deferred payments already due under the original Stock Purchase Agreement are to be paid with €8,050,411 due on June 15, 2009 and €8,303,630 due on September 15, 2009. In consideration for these payments, the Company received an additional 375 Class B shares of Whitehall, which represents an increase in the Company’s economic stake from 75% to 80%. Additionally, if, during the 210 day period immediately following the effectiveness of the registration statement the Company is obligated to file to register the shares of Company common stock obtained by the seller in this transaction, the seller sells any of the Company common stock it acquired in the transaction for an average sales price per share, weighted by volume, that is less than $12.03, per share, the Company must pay to the seller the excess, if any, of $12.03 over the volume weighted average sales price per share of the Company’s common stock on the day the sale took place, multiplied by the total number of shares sold. Finally, the Company may be obligated to make an additional cash payment to the seller, ranging from €0 to €1,500,000, based upon whether and to what extent the price of a share of the Company’s common stock exceeds $12.03 during that same 210 day period. If the Company must make any such payment, it will receive in return up to an additional 75 Class B shares, which represents up to an additional 1% economic stake of Whitehall, based on the size of the payment.

On June 25, 2008, the Company completed a public offering of 3,250,000 shares of common stock, at an offering price to the public of $68.00 per share. In addition, pursuant to the terms of the offering the underwriters exercised their over-allotment option for an additional 325,000 shares. The net proceeds from the offering, including the sale of shares in accordance with the over-allotment option, was $233.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. The majority of the proceeds of the equity offering were used to fund a portion of the Company’s investment in the Russian Alcohol Group.

The Company’s primary uses of cash in the future will be to fund its working capital requirements, service indebtedness, finance capital expenditures and fund acquisitions, including pursuant to existing arrangements described below. The Company expects to fund these requirements in the future with cash flows from its operating activities, cash on hand, the financing arrangements described above and other financing arrangements it may enter into from time to time. However, recent significant changes in market liquidity conditions resulting in a tightening in the credit markets and a reduction in the availability of debt and equity capital could impact our access to funding and our related funding costs (and we cannot provide assurances as to whether or on what terms such funding would be available), which could materially and adversely affect our ability to obtain and manage liquidity, to obtain additional capital and to restructure or refinance any of our existing debt.

Acquisitions—Purchase/Sale Rights

On March 13, 2008, the Company acquired 85% of the share capital of Copecresto Enterprises Limited, a producer and distributor of beverages in Russia, for $180,335,257 in cash and 2,238,806 shares of the Company’s common stock. In addition, on May 23, 2008, the Company’s subsidiary, Polmos Bialystok, closed on its acquisition of 50% minus one vote of the voting power and 75% of the economic interests in the Whitehall Group, a leading importer of premium spirits and wines in Russia, for $200 million in cash paid at closing, plus 843,524 shares of the Company’s common stock issued on October 21, 2008, plus an additional payment of $5,876,351 in cash and an additional issuance of 2,100,000 shares of the Company’s common stock, both made on February 24, 2009, as well as the obligation to make additional cash payments of $2,000,000 on March 15, €8,050,411 on June 15, 2009 and €8,303,630 on September 15, 2009, plus potential further cash payments based on the per share price of the Company’s common stock on a go-forward basis. In consideration for these payments, the Company received an additional 375 Class B shares of Whitehall, which represents an increases the Company’s economic stake from 75% to 80%. Finally, on July 9, 2008, the Company closed on its acquisition of approximately 47.5% of the common equity of a Cayman Islands company, referred to as Cayco, for approximately $181.5 million in cash, and purchased $103.5 million in subordinated exchangeable loan notes from a subsidiary of Cayco. Lion Capital LLP and certain of its affiliates and other financial investors own the remaining common equity of Cayco, which indirectly own approximately 88.4% of the outstanding equity of the Russian Alcohol Group. The Russian Alcohol Group, also referred to as “RAG,” is the leading vodka producer in Russia. The Company entered into shareholders’ agreements with the other shareholders of Copecresto, Whitehall and RAG, respectively, that include purchase and sale rights relating to the Company’s potential acquisition of the equity interests in these entities that are owned by the other shareholders thereof. The exercise of these rights could affect the Company’s liquidity.

Copecresto Acquisition

Pursuant to the Copecresto shareholders’ agreement, the Company has the right to purchase all (but not less than all) of the shares of Copecresto capital stock held by the other shareholder. The other shareholder has the right to require the Company to purchase any or all of the shares of Copecresto capital stock held by such other shareholder; provided, that such other shareholder may not exercise this right other than in respect of all of the shares of Copecresto capital stock it holds if the amount of Copecresto capital stock subject to such exercise is less than 1% of the total outstanding capital stock of Copecresto.

The Company’s right may be exercised beginning on March 13, 2015 and will terminate on the earliest to occur of (1) the delivery of a notice of default under the shareholders’ agreement, (2) the delivery of a notice of the other shareholder’s exercise of its right in respect of all of the Copecresto capital stock held by such shareholder and (3) the date that is ten years after the date of completion of certain reorganization transactions relating to Copecresto. The other shareholder’s right may be exercised beginning on March 13, 2011 and will terminate on the earliest to occur of (A) the delivery of a notice of default under the shareholders’ agreement, (B) the Company’s exercise of its right and (C) the date that is ten years after the date of completion of certain reorganization transactions relating to Copecresto. The other shareholder also may exercise its right one or more times within the three months following any change in control of the Company or of Bols Sp. z o.o., a subsidiary of the Company.

The aggregate price that the Company would be required to pay in the event either of these rights is exercised will be equal to the product of (x) a fraction, the numerator of which is the total number of shares of capital stock of Copecresto covered by the exercise of the right, and the denominator of which is the total number of shares of capital stock of Copecresto then outstanding, multiplied by (y) the EBITDA of Copecresto from the year immediately preceding the year in which the right is exercised, multiplied by (z) 12, if the right is exercised in 2010 or before, 11, if the right is exercised in 2011, or 10, if the right is exercised in 2012 or later; provided, that in no event will the product of (y) and (z), above, be less than $300,000,000.

Whitehall Acquisition

On May 23, 2008, the Company and certain of its affiliates, entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in the Whitehall Group. The Whitehall Group is a leading importer of premium spirits and wines in Russia. The aggregate consideration paid by the Company was $200 million, paid in cash at the closing. In addition, on October 21, 2008 the Company issued to the Seller 843,524 shares of its common stock, par value $0.01 per share.

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company paid to the seller $5,876,351 in cash, and issued to the seller 2,100,000 shares of its common stock, in settlement of a minimum share price guarantee by the Company. The Company is further obligated to make an additional cash payment of $2,000,000 on March 15, 2009. Deferred payments already due under the original Stock Purchase Agreement are to be paid with €8,050,411 due on June 15, 2009 and €8,303,630 due on September 15, 2009. In consideration for these payments, the Company received an additional 375 Class B shares of Whitehall, which represents an increase in the Company’s economic stake from 75% to 80%. Additionally, if, during the 210 day period immediately following the effectiveness of the registration statement the Company is obligated to file to register the shares of Company common stock obtained by the seller in this transaction, the seller sells any of the Company common stock it acquired in the transaction for an average sales price per share, weighted by volume, that is less than $12.03, per share, the Company must pay to the seller the excess, if any, of $12.03 over the volume weighted average sales price per share of the Company’s common stock on the day the sale took place, multiplied by the total number of shares sold. Finally, the Company may be obligated to make an additional cash payment to the seller, ranging from €0 to €1,500,000, based upon whether and to what extent the price of a share of the Company’s common stock exceeds $12.03 during that same 210 day period. If the Company must make any such payment, it will receive in return up to an additional 75 Class B shares, which represents up to an additional 1% economic stake of Whitehall, based on the size of the payment.

Pursuant to the Whitehall shareholders’ agreement, Polmos Bialystok has the right to purchase, and the other shareholder has the right to require Polmos Bialystok to purchase, all (but not less than all) of the shares of Whitehall capital stock held by such shareholder. Either of these rights may be exercised at any time, subject, in certain circumstances, to the consent of third parties. The aggregate price that the Company would be required to pay in the event either of these rights is exercised will fall within a range determined based on Whitehall’s EBIT as well as the EBIT of certain related businesses, during two separate periods: (1) the period from January 1, 2008 through the end of the year in which the right is exercised, and (2) the two full financial years immediately preceding the end of the year in which the right is exercised, plus, in each case, the time-adjusted value of any dividends paid by Whitehall. Subject to certain limited exceptions, the exercise price will be (A) no less than the future value as of the date of exercise of $32.0 million and (B) no more than the future value as of the date of exercise of $89.0 million, plus, in each case, the time-adjusted value of any dividends paid by Whitehall.

Russian Alcohol Group Acquisition

Pursuant to the RAG shareholders’ agreement, the Company has the right to purchase, and Cayco has the right to require the Company to purchase, all (but not less than all) of the outstanding capital stock of a majority-owned subsidiary of Cayco held by Cayco, which in either case would give the Company indirect control over RAG.

The Company’s right is exercisable during two 45-day periods, the first commencing on the later of (1) the date that the audited 2009 Operating Group accounts are approved by Cayco Sub and (2) the date on which all earnout payments that are payable in connection with the acquisition of RAG have been paid, which period is referred to as the “2010 Period”, and the second commencing on the date that the audited 2010 Operating Group accounts are approved by Cayco Sub, which period is referred to as the “2011 Period”. The Company’s right may be extended after the end of the 2011 Period in a limited circumstance to a period commencing on the date that the audited 2011 Operating Group accounts are approved by Cayco Sub, which period is referred to as the “2012 Period”.

If the Company exercises its right, Cayco will be obligated to exercise its drag-along rights under the shareholders agreement governing Cayco Sub to cause the transfer to the Company, on the same terms, the remaining capital stock of Cayco Sub not held by Cayco. Cayco’s right will be exercisable during the 2010 Period and the 2011 Period and will expire one day after the end of the 2011 Period, and will be extended if the Company’s right is extended to the 2012 Period.

The price the Company would be required to pay in the event either of these rights is exercised will be equal to the adjusted equity value of Russian Alcohol Group, determined based on EBITDA multiplied by the product of Cayco’s ownership percentage and 14.05, 13.14, or 12.80, depending on when the right is exercised, less the debt of Russian Alcohol Group plus certain adjustments for cash and working capital. That price, however, in the case of the Company’s right, is subject to a floor equal to the total original euro equivalent amount (based upon a exchange rate of 1.57) invested by the other party in Cayco multiplied by 2.05 in 2010 or 2.20 in 2009 and converted back to U.S. dollars at the spot rate at the time, depending on when the right is exercised (in either case less any dividends or distributions actually received). Russian Alcohol Group has approximately $200 million of net indebtedness in place that, following any exercise of the Company’s or Cayco’s rights described above, may be required to be refinanced or retired by the terms of our other indebtedness. The Company’s management estimates that the amount the Company would be required to pay would be between $350 million and $650 million (payable in mid- 2010) if the above rights are exercised. This estimate is based on currently available information and management’s current views with respect to future events and the future financial performance of Russian Alcohol Group, as of the date hereof. These estimates, projections and views are subject to risks and uncertainties that may cause actual results to differ from management’s current estimates, projections and views, including the effects of fluctuations in currency valuations between the U.S. dollar and the Russian ruble and U.S. dollar and Euro, and the risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.

We are engaged in discussions with Lion Capital to restructure the current agreement regarding the buyout of the remaining 58% stake in the Russian Alcohol Group, the largest spirit producer in Russia. Although the discussions are not final, and remain subject to further legal, accounting and tax analysis, as well as board approval, we are in general agreement with Lion Capital on the main commercial objectives. We expect an agreement would include a fixed price for the remaining 58% interest in the Russian Alcohol Group that we do not own (including the conversion of our $103.5 million plus accrued interest of loan notes) at a valuation that is more reflective of current market conditions and the positive sales performance of the business. Our payments would be spread out over 5 years ending in the year 2013, with smaller payments for 2009 and 2013 and more equal payments from years 2010 to 2012, and we would agree to certain security arrangements to Lion. We would not take control over the Russian Alcohol Group until 2011, though we would receive significantly enhanced minority rights. We would expect to finance the transaction over the 5 years through a combination of cash, debt and equity. We cannot provide any assurances as to whether, or on what terms, we may reach an agreement to restructure our arrangements in respect of the Russian Alcohol Group.

In the event that the Company is required to refinance or retire the indebtedness described above, and/or acquires the capital stock of Copecresto, Whitehall or Cayco Sub, such transactions would be financed through additional sources of debt or equity funding. We cannot provide assurances as to whether or on what terms such funding would be available.

Capital Expenditure

Our net capital expenditure on tangible fixed assets for the twelve months ending December 31, 2008, 2007, and 2006 was $15.6 million, $23.1 million and $9.7 million, respectively. Capital expenditures during the twelve months ended December 31, 2008 were used primarily for production equipment and fleet. Capital expenditures during the twelve months ended December 31, 2007 were used primarily for investments in rectification of approximately $16 million, as well as fleet, information systems and plant maintenance. Capital expenditures during the twelve months ended December 31, 2006 were used primarily for investments in fleet, information systems and plant maintenance.

We have estimated that maintenance capital expenditure for 2009, 2010 and 2011 for our existing business combined with our acquired businesses will be approximately $8.0 to $12.0 million per year. Future capital expenditure is expected to be used for our continued investment in information technology, trucks, and routine improvements to production facilities. Pursuant to our acquisition of Polmos Bialystok, the Company is required to ensure that Polmos Bialystok will make investments of at least 77.5 million Polish Zloty (approximately $26.2 million based on year end exchange rate) during the five years after the consummation of the acquisition. As of December 31, 2008 the company has completed 80% of these investment commitments.

A substantial portion of these future capital expenditure amounts are discretionary, and we may adjust spending in any period according to our needs. We currently intend to finance all of our capital expenditure through cash generated from operating activities.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2008:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(unaudited) ($ in thousands)
Long-term debt obligations	$826,482	$—	$155,510	$670,972	$—
Interest on long-term debt	164,896	45,218	86,858	32,820
Short-term debt obligations	109,552	109,552	—	—	—
Deferred payments related to acquisitions	42,819	41,087	1,732	—	—
Operating leases	18,784	4,631	8,438	5,715	—
Capital leases	4,579	2,385	2,194	—	—
Contracts with suppliers	8,636	3,499	4,683	454	—

Total	$1,175,748	$206,372	$259,415	$709,961	$—

Effects of Inflation and Foreign Currency Movements

Actual inflation in Poland was 4.2% in 2008, compared to inflation of 2.5% in 2007.

Substantially all of Company’s operating cash flows and assets are denominated in Polish Zloty, Russian Ruble and Hungarian Forint. This means that the Company is exposed to translation movements both on its balance sheet and income statement. The impact on working capital items is demonstrated on the cash flow statement as the movement in exchange on cash and cash equivalents. The impact on the income statement is by the movement of the average exchange rate used to restate the income statement from Polish Zloty, Russian Ruble and Hungarian Forint to U.S. Dollars. The amounts shown as exchange rate gains or losses on the face of the income statement relate only to realized gains or losses on transactions that are not denominated in Polish Zloty, Russian Ruble or Hungarian Forint.

The average Zloty/Dollar exchange rate used to create our income statement appreciated by approximately 13%. The actual year end Zloty/Dollar exchange rate used to create our balance sheet depreciated by approximately 22% as compared to December 31, 2007.

However, as discussed above, recently the Polish Zloty and Russian Ruble have depreciated sharply against the U.S. Dollar. From September 2008 to February 2009, the Polish Zloty depreciated by approximately 50% against the U.S. Dollar, and the Russian Ruble depreciated by approximately 45% against the U.S. Dollar. Should this trend continue, our results of operations may be negatively impacted due to a reduction in revenue in U.S. Dollar terms from the currency translation effects of that depreciation. This may be partially offset by a similar decrease in costs in U.S. Dollar terms. Conversely if the trend reverses our results of operations may be positively impacted due to an increase in revenue in U.S. Dollar terms from the currency translation effects of that appreciation.

As a result of the issuance of the Company’s Senior Secured Notes due 2012 of which €245 million in principal amount is currently outstanding, we are exposed to foreign exchange movements. Movements in the EUR-Polish Zloty exchange rate will require us to revalue our liability on the Senior Secured Notes accordingly, the impact of which will be reflected in the results of the Company’s operations. Every one percent movement in the EUR-Polish Zloty exchange rate will have an approximate $3.5 million change in the valuation of the liability with the offsetting pre-tax gain or losses recorded in the profit and loss of the Company. In order to manage the cash flow impact of foreign exchange changes, the Company has entered into certain hedge agreements. As of December 31, 2008, the Company had outstanding a hedge contract for a seven year interest rate swap agreement. The swap agreement exchanges a fixed Euro based coupon of 8%, with a variable Euro based coupon (IRS) based upon the six month Euribor rate plus a margin.

The proceeds of our $310 million Senior Convertible Notes have been on-lent to subsidiaries that have the Polish Zloty as the functional currency. Movements in the USD-Polish Zloty exchange rate will require us to revalue our liability on the Senior Convertible Notes accordingly, the impact of which will be reflected in the results of the Company’s operations. Every one percent movement in the USD-Polish Zloty exchange rate will have an approximate $3.0 million change in the valuation of the liability with the offsetting pre-tax gain or losses recorded in the profit and loss of the Company.

The effect of having debt denominated in currencies other than the Company’s functional currencies (primarily the Company’s Senior Secured Notes and Senior Convertible Notes) is to increase or decrease the value of the Company’s liabilities on that debt in terms of the Company’s functional currencies when those functional currencies depreciate or appreciate in value, respectively. As the Polish Zloty and Russian Ruble have fallen in value in recent months, the conversion of these U.S. Dollars or Euro liabilities in the subsidiaries of CEDC that have the Polish Zloty or Russian Ruble as their functional currency will require an increased valuation of that liability in the functional currency. This revaluation impacts the Company’s results of operations through the recognition of unrealized non cash foreign exchange rate gains or losses in our results of operations. In the case of the Senior Secured Notes and Senior Convertible Notes the full principal amount is due in 2012 and 2013 respectively; therefore, final local currency obligations will only be recognized then as a realized gain or loss.

Critical Accounting Policies and Estimates

General

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of net sales, expenses, assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Revenue Recognition

Revenues of the Company include sales of its own produced spirit brands, imported wine, beer and spirit brands as well as other third party alcoholic products purchased locally in Poland, the sale of each of these revenues streams are all processed and accounted for in the same manner. For all of its sources of revenue, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of product has occurred, the sales price charged is fixed or determinable and collectability is reasonably assured. This generally means that revenue is recognized when title to the products are transferred to our customers. In particular, title usually transfers upon shipment to or receipt at our customers’ locations, as determined by the specific sales terms of the transactions.

Sales are stated net of sales tax (VAT) and reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional listing fees and advertising allowances, cash discounts and rebates. Net sales revenue includes excise tax except in the case where the sales are made from the production unit, in which case it is recorded net of excise tax.

Goodwill and Intangibles

Following the adoption of SFAS 141 and SFAS 142, goodwill and certain intangible assets having indefinite lives are no longer subject to amortization. Their book values are tested annually for impairment, or more frequently, if facts and circumstances indicate the need. Fair value measurement techniques, such as the discounted cash flow methodology, are utilized to assess potential impairments. The testing is performed at each reporting unit level. In the discounted cash flow method, the Company discounts forecasted performance plans to their present value. The discount rate utilized is the weighted average cost of capital for the reporting unit. US GAAP requires the impairment test to be performed in two stages. If the first stage does not indicate that the carrying values of the reporting units exceed the fair values, the second stage is not required. When the first stage indicates potential impairment, the company has to complete the second stage of the impairment test and compare the implied fair value of the reporting units’ goodwill to the corresponding carrying value of goodwill.

Intangibles are amortized over their effective useful life. In estimating fair value, management must make assumptions and projections regarding such items as future cash flows, future revenues, future earnings, and other factors. The assumptions used in the estimate of fair value are generally consistent with the past performance of each reporting unit and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. If these estimates or their related assumptions change in the future, the Company may be required to record an impairment loss for the assets. The fair values calculated have been adjusted where applicable to reflect the tax impact upon disposal of the asset.

In connection with the Bols and Bialystok acquisitions, the Company has acquired trademark rights to various brands, which were capitalized as part of the purchase price allocation process. As these brands are well established they have been assessed to have an indefinite life. These trademarks rights will not be amortized; however, management assesses them at least once a year for impairment.

In connection with Parliament acquisition the Company has included in non-amortizable intangible assets the valuation of the Parliament trademark, which was capitalized as part of the purchase price allocation process. As this brand is well established it has been assessed to have an indefinite life. This trademark right will not be amortized; however, management assesses it at least once a year for impairment.

In order to perform the test of the impairment for goodwill and indefinite lived intangible assets, it requires the use of estimates. We based our calculations as at December 31, 2008 on the following assumptions:

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Risk free rates for Poland, Russia and Hungary used for calculation of discount rate were based upon current market rates of long term Polish Government Bonds rates, long term Russian Government Bonds rates and long term Hungarian Government Bonds. When estimating discount rates to be used for the calculation we have taken into account current market conditions in Poland, Russia and Hungary separately. As a result of our assumptions and calculations, we have determined discount rates of 8.81%, 14.24% and 14.56% for Poland, Russia and Hungary, respectively. Factoring in a deviation of 10% for the discount rate as compared to management’s estimate, there would still be no need for an impairment charge against goodwill.

•	We have tested goodwill for impairment separately for the following reporting units: Vodka Production, Domestic Distribution, Hungary Distribution, Parliament Group and Whitehall Group.

•	We estimated the growth rates in projecting cash flows for each of our reporting generating unit separately, based on a detailed five year plan related to each reporting unit.

Taking into account estimations supporting our calculations under current market trends and conditions we believe that no impairment charge is considered necessary through the date of the accompanying financial statements.

Accounting for Business Combinations

The acquisition of businesses is an important element of the Company’s strategy. We account for our acquisitions under the purchase method of accounting in accordance with SFAS 141, Business Combinations, and allocate the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The determination of the values of the assets acquired and liabilities assumed, as well as associated asset useful lives, requires management to make estimates. The Company’s acquisitions typically result in goodwill and other intangible assets; the value and estimated life of those assets may affect the amount of future period amortization expense for intangible assets with finite lives as well as possible impairment charges that may be incurred.

The calculation of purchase price allocation requires judgment on the part of management in determining the valuation of the assets acquired and liabilities assumed.

The Company has consolidated the Whitehall Group as a business combination, on the basis that the Whitehall Group is a Variable Interest Entity in accordance with FIN 46R, Consolidation of Variable Interest Entities and the Company has been assessed as being the primary beneficiary.

Derivative Instruments

The Company is exposed to market movements from changes in foreign currency exchange rates that could affect the Company’s results of operations and financial condition. In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, the Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value.

The fair values of the Company’s derivative instruments can change with fluctuations in interest rates and/or currency rates and are expected to offset changes in the values of the underlying exposures. The Company’s derivative instruments are held to hedge economic exposures. The Company follows internal policies to manage interest rate and foreign currency risks, including limitations on derivative market-making or other speculative activities.

At the inception of a transaction the Company documents the relationship between the hedging instruments and hedged items, as well as its risk management objective. This process includes linking all derivatives designated to specific firm commitments or forecasted transitions. The Company also documents its assessment, both at the hedge inception and on an ongoing basis, of whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items.

Involvement of the Company in variable interest entities(“VIEs”) and continuing involvement with transferred financial assets.

On May 23, 2008, the Company and certain of its affiliates, entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in the Whitehall Group.

Transfers of Financial Assets

Except for the amount of $7.5 million that was lent at market rates as a working capital by the Company to the Whitehall Group there were no transfers of financial assets to VIE as the Whitehall Group is a self financing body. Including the $7.5 million transfer, the Company does not have any continuing involvement with transferred financial assets that allow the transferors to receive cash flows or other benefits from the assets or requires the transferors to provide cash flows or other assets in relation to the transferred financial assets.

Variable Interest Entities

CEDC consolidated the Whitehall Group as a business combination as of May 23, 2008, on the basis that the Whitehall Group is a Variable Interest Entity (“VIE”) and the Company has been assessed as being the primary beneficiary. Included within the Whitehall Group is a 50/50 joint venture with Möet Henessy. This joint venture is accounted for using the equity method and is recorded on the face of the balance sheet in investments with noncontrolling interest initially recorded at fair value on the face of the balance sheet. The current term of the joint venture is until June 2013 at which point Möet Henessy will have the option to acquire the remaining shares of the entity.

Based upon the review of Paragraph 4 CEDC management has concluded that its interest in Puella Enterprises, the special purpose vehicle (“SPV”), being a Cyprus company in which CEDC has 49.9% voting power, would not fall under any of scope exceptions. Therefore CEDC has evaluated whether the SPV is a variable interest entity under the provisions of paragraph 5 and thus the SPV subject to consolidation accounting.

In determining the accounting treatment if the Whitehall Group is a VIE and needs to be consolidated by CEDC, we considered the conditions outlined in Paragraphs 5 (a), (b), or (c) of FIN 46R.

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Paragraph 5(a)—Equity Investment at Risk—We concluded that the SPV would not meet the requirement of a VIE based upon paragraph 5(a) as the interest would be classified as equity under US GAAP, the at risk equity is sufficient to permit the entity to finance its activities. Neither equity holder will provide any additional material capital into the SPV. The SPV will be utilized solely as a holding company with its economics determined by the underlying Whitehall Group.

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Paragraph 5(b)—Controlling Financial Interests—Both shareholders, Mark Kaufmann acting through a Jersey trust (“the Trust”) and CEDC, are able to direct the activities and operations of the Whitehall Group through their roles on the Board of Directors and their responsibilities for selection of executive level officers. However, the ultimate obligation to absorb losses of the entity or right to receive the residual benefits will lie with CEDC at the time the put/call term ends. Should the business not perform, the Trust will have the right to put his shares to CEDC with a pre-agreed floor on the value of the put option. Thus the Company is at risk of absorbing a greater portion of losses upon the Trust’s exit than the Trust itself. Conversely at the end of the term, CEDC can call and if the business has over performed, the amount paid to the Trust on the call is capped at a pre-agreed amount. As such, because the Trust is both limited in its losses and returns through the terms of the put/call with caps and floors, this criterion is met and would cause Whitehall Group to be considered a VIE.

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Paragraph 5(c)—Disproportionate Voting Rights—The voting rights of the Trust and CEDC (50.1% and 49.9%) are not proportionate to their economic interests (25% and 75%). In this structure, it appears CEDC has disproportionately fewer voting rights in relation to its economic rights.

Further, the below activities of the entity that are more closely associated with the activities of CEDC, thereby having substantially of the entity’s activities conducted on its behalf. As CEDC has disproportionately fewer rights while substantially all of Whitehall Group’s activities are for CEDC, this would indicate that Whitehall Group lacks characteristic:

•	The operations of Whitehall Group are substantially similar in nature to the activities of CEDC;

•	CEDC has a call option to purchase the interests of the other investors in the entity;

•	The Trust has an option to put his interests to CEDC.

Both the Trust and CEDC are precluded from transferring its interests in the SPV to any third-party without consent from the other party. Transfers are subject to an absolute other party discretion standard, other than limited permitted transfers (i.e., to affiliates). As such, it appears a de facto relationship exists.

The primary factor to be considered here is the design and intent of the variable interest entity. The SPV that holds the Whitehall Group and the related shareholders agreement were created with the clear intent to maximize the financial exposure that CEDC has to the Whitehall Group business and to ultimately allow CEDC to take full control of the business in 2012. CEDC bears the greatest level of economic share of the entities performance, both in terms of profit allocation (75%) and valuation of the put/call option at the end with a clear floor and cap on payment. The put/call structure in place provide near assurance that at the end of the term CEDC will take full ownership of the business. Should the business perform at or above plan, CEDC valuation is capped therefore would elect to call, and should the business under perform, the Trust will put the shares receiving the guaranteed minimum valuation.

Share Based Payments

As of January 1, 2006, the Company adopted SFAS No. 123(R) “Share-Based Payment” requiring the recognition of compensation expense in the Condensed Consolidated Statements of Income related to the fair value of its employee share-based options. SFAS No. 123(R) revises SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) is supplemented by SEC Staff Accounting Bulletin (“SAB”) No. 107 “Share-Based Payment”. SAB No. 107 expresses the SEC staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations including the valuation of share-based payments arrangements.

Grant-date fair value of stock options is estimated using a lattice-binomial option-pricing model. We recognize compensation cost for awards over the vesting period. The majority of our stock options have a vesting period between one to three years.

See Note 14 to our Consolidated Financial Statements for more information regarding stock-based compensation.

Recently Issued Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, you should refer to Note 1 to our Consolidated Financial Statements.